U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LATORRE, L. DONALD
   L & G Management Consultants Inc.
   101 Wood Avenue
   Iselin, NJ  08830
   US
2. Issuer Name and Ticker or Trading Symbol
   HARNISCHFEGER INDUSTRIES, INC.
   HPH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/1/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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COMMON STOCK               |      |    | |                  |   |           |1,000              |D     |                           |
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COMMON STOCK               |2/2/98|A   |V|160               |A  |$35.3125   |                   |      |                           |
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COMMON STOCK               |2/9/98|A   |V|512               |A  |44.7799    |                   |      |                           |
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COMMON STOCK               |4/7/98|A   |V|3                 |A  |32.0625    |                   |      |                           |
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COMMON STOCK               |4/14/9|A   |V|37                |A  |33.8750    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |4/25/9|A   |V|44                |A  |28.50      |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |5/1/98|A   |V|200               |A  |28.25      |1,132              |I     |(1)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
None                  |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Held in "rabbi" trust putsuant to Harnischfeger Industries, Inc. Directors' Stock Compensation Plan ("Plan"). The Plan includes a eature which permits shares to be withheld from a distribution to comply with any tax withholding provisions which may become applicable.
SIGNATURE OF REPORTING PERSON
                   /s/   L. Donald LaTorre
DATE
5/11/98